UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):  March 28, 2011

WPCS INTERNATIONAL INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	0-26277	98-0204758
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One East Uwchlan Avenue, Suite 301, Exton, PA 19341
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (610) 903-0400

Copy of correspondence to:

Marc J. Ross, Esq.
Thomas A. Rose, Esq.
James M. Turner, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Tel:  (212) 930-9700   Fax:  (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On March 28, 2011 but effective as of February 28, 2011, WPCS International Incorporated (the “Company”) and its United States based subsidiaries (the “Subsidiaries”) entered into a first amendment to forbearance agreement (the “Forbearance Amendment”) with Bank of America, N.A. (“BOA”) pursuant to which the forbearance agreement, dated as of December 22, 2010 by and among BOA, the Company and the Company’s Subsidiaries (the “Forbearance Agreement”), was amended, whereby BOA agreed to not exercise its rights or remedies against the Company as a result of certain events of default pursuant to the loan and security agreements (collectively, the “Loan Documents”), as amended, previously entered into between the Company and BOA.  Pursuant to the Forbearance Amendment, BOA agreed to forbear as a result of existing events of default under the Loan Documents until the earlier of (a) September 30, 2011 or (b) an event of termination under the Forbearance Agreement.  Pursuant to the Forbearance Amendment, the Company and BOA agreed that:

1.
During the term of the Forbearance Amendment, available funds pursuant to the Loan Documents will be limited to the lesser of (a) $7,000,000 or (b) the aggregate sum of (i) 70% of eligible accounts receivable (as defined in the Forbearance Agreement) which are not more than 90 days past original invoice date, plus (ii) 30% percent of eligible inventory (as defined in the Forbearance Agreement);

2.	By April 30, 2011, the Company shall prepare and submit to BOA a budget on a month by month basis, for the period through September 30, 2011;
3.
The Company shall deliver to BOA management-prepared income statement and balance sheet, with a comparison of actual and budgeted results, with a written explanation of any significant deviation from budgeted amounts, with the statements for January 2011 delivered upon execution of the Forbearance Amendment, and thereafter within 30 days after the end of each successive month, starting with February 28, 2011;

4.
During the term of the Forbearance Amendment, the “Minimum Year-to-Date EBITDA” requirement of the Loan Agreement was amended so that the Company is required to maintain, on a consolidated basis (but excluding the results for Taian AGS Pipeline Construction Co., Ltd. (“TAGS”)), EBITDA on a quarterly basis of not less than $425,000 for the quarters ending April 30, 2011 and July 31, 2011;

5.
During the term of the Forbearance Amendment, the “Interest Coverage Ratio” requirement of the Loan Agreement was amended so that the Company is required to maintain, on a consolidated basis (but excluding the results for TAGS), an Interest Coverage Ratio, on a quarterly (and not a rolling four-quarter) basis, of at least 3.0 to 1.0 for the quarters ending April 30, 2011 and July 31, 2011.  Pursuant to the Forbearance Amendment, “Interest Coverage Ratio” means the ratio of (a) EBITDA minus unfinanced capital expenditures, to (b) interest expense;

6.
During the term of the Forbearance Amendment, the “Funded Debt to EBITDA Ratio” requirement of the Loan Agreement was amended so that the Company is required to maintain, on a consolidated basis (but excluding the results for TAGS), a Funded Debt to EBITDA Ratio on a quarterly basis of not more than (x) 21.0 to 1.0 for the quarter ending April 30, 2011, and (y) 12.0 to 1.0 for the quarter ending July 31, 2011;

7.
During the term of the Forbearance Amendment, the Company is required to maintain, on a consolidated basis (but excluding the results for TAGS), a Basic Fixed Charge Coverage Ratio of not less than 1.2 to 1.0 as of the end of each quarterly period, commencing with the period ending April 30, 2011. Pursuant to the Forbearance Amendment, “Basic Fixed Charge Coverage Ratio” means the ratio of (a) the sum of EBITDA plus lease expense and rent expense, minus cash income tax (to the extent not previously deducted), minus dividends, withdrawals, and other distributions, minus unfinanced capital expenditures, to (b) the sum of interest expense, lease expense, rent expense, the current portion of long term debt, and the current portion of capitalized leases;

8.
During the term of the Forbearance Amendment, the Company is prohibited from, without BOA’s prior written consent, (A) advance any loans (including the provision of goods or services without the expectation or requirement of prompt payment), (B) contribute any capital, (C) sell any goods or provide any services on terms which are more preferential than those offered to unaffiliated third parties, or (D) provide any other direct or indirect financial support, however characterized, to the Chinese affiliates or subsidiaries of the Company, WPCS Asia Limited and TAGS; and

9.	The Company will pay a forbearance fee of $35,000 and reimburse BOA for costs and expenses incurred as a result of the Forbearance Amendment.

In addition, in connection with the Forbearance Amendment, the Company, Subsidiaries and BOA entered into an amended and restated security agreement.

ITEM 9.01                      Financial Statements and Exhibits.

(d)           Exhibits.

10.01
First Amendment to Forbearance Agreement, dated as of March 28, 2011 and effective as of February 28, 2011, by and among Bank of America, N.A., WPCS International Incorporated, WPCS International – Sarasota, Inc., WPCS International – St. Louis, Inc., WPCS International – Lakewood, Inc., WPCS International – Suisun City, Inc., WPCS International – Hartford, Inc., WPCS International - Seattle, Inc., WPCS International – Trenton, Inc., and WPCS International – Portland, Inc.

10.02
Amended and Restated Security Agreement (Multiple Use), dated as of March 28, 2011 and effective as of February 28, 2011, by and among Bank of America, N.A., WPCS International Incorporated, WPCS International – Sarasota, Inc., WPCS International – St. Louis, Inc., WPCS International – Lakewood, Inc., WPCS International – Suisun City, Inc., WPCS International – Hartford, Inc., WPCS International - Seattle, Inc., WPCS International – Trenton, Inc., and WPCS International – Portland, Inc.

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WPCS INTERNATIONAL INCORPORATED

Date: March 29, 2011	By:	/s/ JOSEPH HEATER
Joseph Heater
Chief Financial Officer